Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526 News Release

May 3, 2011	FOR IMMEDIATE RELEASE

ADM THIRD-QUARTER EARNINGS UP 37 PERCENT
Profits of $ 578 million or $ 0.86 per share on increases across all business units

Archer Daniels Midland Company (NYSE: ADM) today reported third-quarter net earnings of $ 578 million and quarterly segment operating profit of $ 1.0 billion for the quarter ended March 31, 2011, up $ 157 million and $ 310 million, respectively, from the same period one year earlier.

•	ADM earned $ 0.86 diluted EPS, a 32 percent increase versus last year’s $ 0.65 third quarter.
•	Segment operating profit of $ 1.0 billion was up 45 percent from the same period last year.
•	Oilseeds Processing profit increased $ 107 million due to favorable ownership, strong North American results and the reversal of mark-to-market timing effects.
•	Corn Processing profit increased $ 100 million on favorable ownership and good volumes for sweeteners, starches and lysine.
•	Agricultural Services profit increased $ 6 million, in line with the prior year’s results, amid challenging and volatile global markets.

“The ADM team performed very well. Against a backdrop of volatile commodity prices, a challenging margin environment and geopolitical instability in the Middle East, North Africa and Côte d’Ivoire, our team worked smart and hard and delivered strong results,” said Patricia Woertz, ADM chairman and CEO. “As we look ahead, we are monitoring the planting and growing season in North America and Europe. Overall, global demand for crops and agricultural products remains relatively strong. In these conditions, ADM will use our unique global asset base and strong balance sheet to serve vital needs, efficiently connecting the world’s growers with the world’s buyers, and delivering value for our customers and our shareholders.”

Financial Highlights

(Amounts in millions, except per share data)
	Quarter Ended			Nine Months Ended
	March 31			March 31
	2011	2010	Change	2011	2010	Change
Segment operating profit	$1,006	$696	$310	$3,133	$2,440	$693
Net earnings	$578	$421	$157	$1,655	$1,484	$171
Diluted earnings per share	$0.86	$0.65	$0.21	$2.55	$2.30	$0.25
Average shares outstanding	684	645		655	644

Archer Daniels Midland Company – Page 2

A summary of segment operating profit and net earnings follows:

	Quarter ended			Nine months ended
	March 31			March 31
	2011	2010	Change	2011	2010	Change
	(in millions)

Oilseeds Processing	$512	$405	$107	$1,145	$1,041	$104
Corn Processing	204	104	100	944	582	362
Agricultural Services	171	165	6	729	490	239
Other	119	22	97	315	327	(12)
Segment operating profit	1,006	696	310	3,133	2,440	693
Corporate	(215)	(162)	(53)	(882)	(405)	(477)
Earnings before income taxes	791	534	257	2,251	2,035	216
Income taxes	(223)	(118)	(105)	(612)	(561)	(51)
Net earnings including noncontrolling interests	568	416	152	1,639	1,474	165

Less: Net earnings (losses) attributable to noncontrolling interests	(10)	(5)	(5)	(16)	(10)	(6)

Net earnings	$578	$421	$157	$1,655	$1,484	$171

Discussion of Net Earnings

Net earnings for the third quarter of $ 578 million increased $ 157 million due principally to a  $ 310 million increase in segment operating profit. This increase was partially offset by changes in LIFO inventory valuations, included in corporate, caused by higher agricultural commodity prices. Earnings before income taxes include a LIFO charge of $ 43 million this quarter, decreasing EPS by $ 0.04, compared to a LIFO gain of $ 43 million last year, which increased EPS by $ 0.04.

The fully diluted EPS calculation was impacted by the completion of the company’s debt remarketing related to the Equity Units issued in 2008. While 44 million new common shares will be issued on June 1, the accounting requirement to use the “if converted” method assumes the company issued the shares at the beginning of the fiscal third quarter, and this assumption results in a $(0.05) per share impact for this quarter.

The company’s effective income tax rate for the quarter was 28 percent, compared to the prior year’s third quarter rate of 22 percent. Last year’s effective tax rate included an adjustment to the quarterly rate to bring the cumulative effective tax rate for the year-to-date into line with the lower fiscal year forecast.

Archer Daniels Midland Company – Page 3

Oilseeds Processing

Oilseeds operating profit in the third quarter increased $ 107 million to $ 512 million.

Crushing and origination operating profit increased $ 133 million to $ 405 million for the quarter. Favorable ownership and strong North American results offset a decline from South America. European results increased significantly, principally on the reversal of mark-to-market timing effects.

Refining, packaging, biodiesel and other generated a profit of $ 89 million for the quarter, up $ 23 million from last year, as improved results from North and South America offset lower results from Europe.

Oilseeds results in Asia declined $ 49 million to $ 18 million for the quarter, principally reflecting ADM’s share of the weaker results from its equity investee, Wilmar International Limited.

Corn Processing

For the quarter, corn processing operating profit increased $ 100 million to a profit of  $ 204 million. Processed volumes were up 13 percent, reflecting increased production at the company’s corn processing plants, including the two new ethanol dry mills.

Sweeteners and starches operating profit of $ 46 million was essentially flat, as higher average selling prices and volumes were mostly offset by higher net corn costs. Export demand for sweetener remained strong, and U.S. demand for industrial starches improved.

Bioproducts profit in the quarter rose $ 99 million to $ 158 million, driven by favorable corn ownership and strong demand for value-added food and feed ingredients, particularly lysine.

Agricultural Services

Agricultural Services operating profit of $ 171 million increased $ 6 million from last year’s results.

The global merchandising and handling team delivered good results, comparable to last year, amid a challenging environment of significant volatility in agricultural commodity markets, regional instability in the Middle East and North Africa, and the earthquake and tsunami in Japan. U.S. export volumes and margins remained strong in the quarter.

Earnings from transportation operations improved on higher barge-freight rates.

Archer Daniels Midland Company – Page 4

Other

In the third quarter, profits from ADM’s Other business units increased $ 97 million to $ 119 million.

In other processing, profits in wheat milling and cocoa operations were $ 96 million, an increase of $ 87 million from the year-ago quarter, which included large mark-to-market charges in the cocoa operations. During the quarter, cocoa operations in Côte d’Ivoire were suspended, and ADM met customer needs through its global cocoa processing network.

Other financial increased $ 10 million mainly due to improved results of ADM’s captive insurance subsidiary and ADM Investor Services.

Corporate

Corporate results decreased $ 53 million principally due to an $ 86 million change in LIFO reserves and higher corporate costs. Last year’s third quarter included a $ 75 million charge relating to debt repurchase.

Current Market Conditions

Overall global economic conditions are being impacted by significant geopolitical developments, rising energy costs and evolving monetary and fiscal policies. These elements have the potential to temper global economic growth.

Regional crop supply imbalances are resulting in elevated prices and significant volatility. South America is harvesting a near-record soybean crop and has sufficient supply. In North America, the carryouts of corn and soybeans are projected to be tight, and farmers are beginning to plant. The global wheat supply is ample, and canola and rapeseed supplies vary by region.

Global demand for crops and agricultural products continues to grow. Global protein meal demand is firm. North American corn sweetener volumes are higher, led by Mexico. Ethanol consumption in the U.S. remains at maximum blendable levels, and global biodiesel demand is growing.

Archer Daniels Midland Company – Page 5

Conference Call Information

ADM will host a conference call and audio webcast at 8:30 a.m. Central Time on Tuesday, May 3, 2011, to discuss financial results and provide a company update. A financial summary slide presentation will be available to download approximately 60 minutes prior to the call. To listen to the call online or to download the slide presentation, go to www.adm.com/webcast. To listen by telephone, dial 866-356-4123 or 617-597-5393; the access code is 48899048. Replay of the call will be available from 11:00 a.m. Central Time on May 3 to May 10, 2011. To listen to the replay by telephone, dial 888-286-8010 or 617-801-6888; the access code is 37235690. To listen to the replay online, visit www.adm.com/webcast.

About ADM

Every day, the 29,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 240 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2010, were $62 billion. For more information about our company and our products, visit www.adm.com.

Contacts

Media:	Investors:
David Weintraub	Dwight Grimestad
Director, External Communications	Vice President, Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

Archer Daniels Midland Company – Page 6

Segment Operating Analysis
(unaudited)

	Quarter ended		Nine months ended
	March 31		March 31
	2011	2010	2011	2010
	(in ‘000s metric tons)
Processed volumes
Oilseeds Processing	7,683	7,740	22,592	21,911
Corn Processing	5,631	4,990	17,373	14,378
Wheat and cocoa	1,750	1,764	5,454	5,548
Total processing volumes	15,064	14,494	45,419	41,837

	Quarter ended		Nine months ended
	March 31		March 31
	2011	2010	2011	2010
	(in millions)
Net sales and other operating income
Oilseeds Processing	$6,642	$5,084	$19,322	$16,322
Corn Processing	2,513	1,960	7,176	5,905
Agricultural Services	9,340	6,788	26,631	19,750
Other	1,582	1,313	4,677	4,002
Total net sales and other operating income	$20,077	$15,145	$57,806	$45,979

Archer Daniels Midland Company – Page 7

Segment Operating Profit and Corporate Results
(unaudited)

	Quarter ended			Nine months ended
	March 31			March 31
	2011	2010	Change	2011	2010	Change
	(in millions)

Oilseeds Processing Operating Profit
Crushing and origination	$405	$272	$133	$781	$600	$181
Refining, packaging, biodiesel and other	89	66	23	243	212	31
Asia	18	67	(49)	121	229	(108)
Total Oilseeds Processing	$512	$405	$107	$1,145	$1,041	$104

Corn Processing Operating Profit
Sweeteners and starches	$46	$45	$1	$311	$410	$(99)
Bioproducts	158	59	99	633	172	461
Total Corn Processing	$204	$104	$100	$944	$582	$362

Agricultural Services Operating Profit
Merchandising and handling	$155	$154	$1	$634	$414	$220
Transportation	16	11	5	95	76	19
Total Agricultural Services	$171	$165	$6	$729	$490	$239

Other Operating Profit
Processing	$96	$9	$87	$282	$275	$7
Financial	23	13	10	33	52	(19)
Total Other	$119	$22	$97	$315	$327	$(12)

Segment Operating Profit	$1,006	$696	$310	$3,133	$2,440	$693

Corporate
LIFO credit (charge)	$(43)	$43	$(86)	$(420)	$65	$(485)
Interest expense - net	(81)	(73)	(8)	(253)	(209)	(44)
Corporate costs	(93)	(64)	(29)	(232)	(203)	(29)
Debt buyback costs	–	(75)	75	–	(75)	75
Unrealized gains on interest rate swaps	6	–	6	30	–	30
Other	(4)	7	(11)	(7)	17	(24)
Total Corporate	$(215)	$(162)	$(53)	$(882)	$(405)	$(477)

Earnings Before Income Taxes	$791	$534	$257	$2,251	$2,035	$216

Archer Daniels Midland Company – Page 8

Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Nine months ended
	March 31		March 31
	2011	2010	2011	2010
	(in millions, except per share amounts)

Net sales and other operating income	$20,077	$15,145	$57,806	$45,979
Cost of products sold	18,917	14,254	54,604	43,062
Gross profit	1,160	891	3,202	2,917
Selling, general and administrative expenses	395	355	1,188	1,067
Other (income) expense – net	(26)	2	(237)	(185)
Earnings before income taxes	791	534	2,251	2,035
Income taxes	(223)	(118)	(612)	(561)
Net earnings including noncontrolling interests	568	416	1,639	1,474
Less: Net earnings (losses) attributable to noncontrolling interests	(10)	(5)	(16)	(10)
Net earnings attributable to ADM	$578	$421	$1,655	$1,484

Diluted earnings per common share	$0.86	$0.65	$2.55	$2.30

Average number of shares outstanding	684	645	655	644

Other (income) expense - net consists of:
Interest expense	$121	$101	$353	$304
Investment income	(32)	(34)	(97)	(100)
Gain related to Golden Peanut acquisition	–	–	(71)	–
Equity in (earnings) losses of unconsolidated affiliates	(71)	(137)	(334)	(428)
Debt buyback costs	–	75	–	75
Unrealized gains on interest rate swaps	(6)	–	(30)	–
Other – net	(38)	(3)	(58)	(36)
	$(26)	$2	$(237)	$(185)

Archer Daniels Midland Company – Page 9

Summary of Financial Condition
(unaudited)

	March 31 2011	June 30 2010
	(in millions)
NET INVESTMENT IN
Working capital	$18,297	$10,279
Property, plant, and equipment	9,315	8,712
Investments in and advances to affiliates	3,062	2,799
Long-term marketable securities	847	678
Other non-current assets	1,287	1,225
	$32,808	$23,693

FINANCED BY
Short-term debt	$5,732	$374
Long-term debt, including current maturities	8,526	7,174
Deferred liabilities	1,870	1,514
Shareholders’ equity	16,680	14,631
	$32,808	$23,693

Archer Daniels Midland Company – Page 10

Summary of Cash Flows
(unaudited)
	Nine Months Ended
	March 31
	2011	2010
	(in millions)
Operating Activities
Net earnings	$1,639	$1,474
Depreciation and amortization	665	673
Other – net	(83)	(129)
Changes in operating assets and liabilities	(6,970)	757
Total Operating Activities	(4,749)	2,775
Investing Activities
Purchases of property, plant and equipment	(913)	(1,230)
Net assets of businesses acquired	(206)	(59)
Marketable securities – net	(504)	74
Other investing activities	36	2
Total Investing Activities	(1,587)	(1,213)
Financing Activities
Long-term debt borrowings	1,563	14
Long-term debt payments	(306)	(546)
Debt repayment premium and costs	–	(71)
Net borrowings (payments) under lines of credit	5,259	(89)
Purchases of treasury stock	(94)	–
Cash dividends	(293)	(276)
Other	19	10
Total Financing Activities	6,148	(958)
Increase (decrease) in cash and cash equivalents	(188)	604
Cash and cash equivalents - beginning of period	1,046	1,055
Cash and cash equivalents - end of period	$858	$1,659